Exhibit 99.2

LARGE SCALE BIOLOGY CORPORATION
1st Quarter 2005 Earnings Release Conference Call

May 3, 2005
2:00 pm PT

Operator:

Good afternoon, my name is Vonda and I will be your conference facilitator today.  At this time I would like to welcome everyone to the Large Scale Biology Corporation First Quarter 2005 Earnings Release conference call hosted by Kevin Ryan, President and Chief Executive Officer; Ronald Artale, Chief Operating and Financial Officer; Dr. Daniel Tusé, Vice President of Business Development; and John Rakitan, General Manager of Predictive Diagnostics, Incorporated.

All lines have been placed on mute to prevent any background noise.  After the speaker’s remarks, there will be a question and answer period.  If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Thank you.

Mr. Artale, you may begin your conference.

Ronald Artale:

Thank you.  Good afternoon everyone and welcome to Large Scale Biology’s First Quarter Conference Call.  Before we get started, I would like to remind you that during the course of this conference call we may make forward-looking statements that involve risks and uncertainties relating to future financial or business performance.  Financial metrics, like estimates of revenues, or size and potential of markets for our products are examples of such forward-looking statements.  Such statements are based on our current expectations and are subject to uncertainties that may cause actual results to vary materially from projections we make today.  Except as otherwise required by law, we disclaim any obligation to update these forward-looking statements.  So, please refer to Large Scale Biology’s recent filings with the SEC, including our own Form 10-K, which contains additional information on the uncertainties and risk factors related to our business under the heading “Factors that May Affect our Business and Elsewhere.”

Today we issued a press release announcing our First Quarter 2005 financial results.  If you would like to receive a copy of this press release, please call Large Scale Biology at (707) 469-2332.  A live webcast of this call and a recorded replay may be accessed through our website at www.lsbc.com.

Now, I’ll turn the call over to Kevin Ryan, our CEO and President.

Kevin Ryan:

Thank you very much, Ron, and thanks everyone for joining us on the call.  A little side note, during the pre-call activities, the Operator got Dan Tusé’s name right, who some of you may know, and John Rakitan’s name right, who some of you may know.

First quarter was an absolutely exciting quarter for me in the sense that we clearly solidified our platform in terms of a going forward business strategy.  An example, our Predictive Diagnostics entered a collaboration with the University of Utah which was to identify biomarkers on maternal blood tests for diagnosis of pregnancy-related complications, showing again the versatility and robustness of that system.

On our molecular side, Schering-Plough Veterinary division extended our program for the development of molecules to be used in their veterinary operation.

But most importantly, the hard work that was done in the first quarter carried over to the beginning of the second in the sense that on the Predictive side, PerkinElmer and Predictive Diagnostics released at the American Society of Clinical Chemistry conference in Baltimore results on identifying through our technology and their equipment using it, Alzheimer’s biomarkers, a tremendous – again, another step for the Predictive robustness of the technology.

The work in the first quarter that we expected to have signed in the first quarter as just recently signed with our first pharmaceutical partner on a molecule that we think - we’re developing with the University of Cincinnati that will have significant impact on healthcare throughout the world.  It’s a joy to think that we have a molecule that possibly will correct a condition, albeit orphan, but a condition for which there is no cure at the moment and acquiring that disease is a certain early death.  Beyond that, applications on a broader scale we think are possible with the development of the molecule by Dr. Grabowski and the Large Scale team.  That molecule is licensed, our first pharmaceutically licensed molecule, and joining the veterinary applications.  I believe it’s the first pharmaceutical, plant-made pharmaceutical, that has been licensed to a major corporation throughout the world.  So, enormous steps going forward in terms of development and technology and finally, if you will, breaking through the glass ceiling of commercial partnership to get this dramatic new technology established.

Large Scale Biology and Predictive Diagnostics are both possessors of technology that can change the face of healthcare.  As in any paradigm shift to new technology, the move is tougher than just an additive product, if you will, in one category.

The second antibiotic certainly was much easier received than the first.  We’re in both positions - a new paradigm shift and early detection diagnostics which is a huge opportunity in identifying patient need as well as clinical performance of drugs while it being tested.  And certainly the molecule that we have proprietary worldwide rights to and its applications beyond orphan in cardiovascular application, we think, has enormous impact on the future of heart disease management.

With that, I turn it back for questions. I’m sorry, Ron.

Ronald Artale:	I’ll do the financial overview.

Kevin Ryan:	Oh, okay. Sure.

Ronald Artale:

All right, great.  Thanks, Kevin.  Revenues in the First Quarter of 2005 were about $400,000 and that was an increase of about $100,000 over the same period of last year.  The year-over-year increase was primarily a result of our molecular evolution work with USAMRIID (the U.S. Army Medical Research Institute of Infectious Diseases), which begin in late fall of 2004.  While we continue to rely in the quarter on revenue from our vaccine and immunotherapeutics science grants, last Friday we announced, as Kevin mentioned, an important research and development collaboration with Bayer Biosciences on our proprietary lysosomal acid lipase enzyme.  And the goal is the commercialization of a new therapeutic pharmaceutical for an orphan and other atherosclerosis disease applications.  Bayer’s Bioscience group is part of Bayer CropScience, and this collaboration aligns the mutually strong interest and expertise of our companies towards pioneering plant-made pharmaceuticals.  The revenue to LSBC in this fairly brief four-month phase is less than $1 million and is not the answer to short term profitability for the Company.  But this is a product that’s been in development since the fall of 2003, largely directed by Dr. Gregory Grabowski.  He and his research group at the University of Cincinnati’s Children’s Hospital Medical Center first described the medical applications for LAL.  So, after a year-and-a-half of work we have sufficiently reasonable hopes and expectations such that on Friday we filed with the FDA an application for Orphan Drug Designation for the lysosomal acid lipase product.

Following the close of the quarter we also completed a multi-year manufacturing and supply agreement for one of LSBC’s protein products with EMD Biosciences.  This is a Wisconsin-based research products company that is part of Merck’s KgaA’s Life Science and Analytics division.

Operating costs and expenses in the First Quarter were $4.4 million, and that was down $300,000 or about 6%, from the same period last year.  Notably, our G&A expense exposure has been pared more than $1 million on an annual basis with the sublet of the Germantown, Maryland facility.

LSBC’s net loss per share was trimmed to <$0.13> in the quarter ended March 2005; and that compares with a <$0.16> loss for the same period last year and a <$0.16> loss last quarter, the quarter ended December 2004.

Our basic and diluted average shares outstanding for the quarter ended March 2005 were 31,400,000.

Our cash and marketable securities at the close of March 31, 2005, were under a million, up $427,000, but on April 15, 2005, we received $3.0 million in term loan financing from our CEO, Kevin Ryan.  In addition, we’re in active discussion with a number of interested parties with respect to equity financing.

Just prior to and following the close of the March quarter, Predictive Diagnostics made two announcements related to its proprietary BAMF or Biomarker Amplification Filter pattern-recognition technology.  As Kevin mentioned, one was with the University of Utah Research Foundation to identify biomarkers based on blood samples for diagnosis of pre-term birth and other pregnancy-related disorders.  And then the week before last, in a jointly released communication with PerkinElmer, the companies announced findings of a series of blood biomarkers for Alzheimer’s disease and these were announced at the American Association for Clinical Chemistry Conference that was held on April the 14th in Baltimore.  These were not revenue generating events.  The collaborations and alliances PDI is developing well is beginning to move this medical diagnostics platform forward.  And LSBC believes that following some further validating study of some of these targeted disease states, that it will result in some near term revenue potential and in near term financing opportunities to monetize the asset as well.

Before we get to your questions, one last item.  We’re pleased to mention that LSBC will retain Macias Gini & Company as its independent auditors.  MGC is a regional firm with about 100 professional staff and their experience is extensive serving public and private companies in a variety of industries including biotechnology and healthcare and medical devices.  MGC’s partners and directors are primarily “Big Four” alumni and they’re an independent member firm of the BDO Seidman alliance.  BDO Seidman is the sixth largest accounting and audit firm in the United States with 590 offices in 99 countries.  And in conjunction with MGC’s audit, accounting and advisory expertise, this membership brings all of the national and international technical, SEC, tax and research resources to LSBC.

Thank you and with that concluding our formal remarks, I’ll open our conference call to your questions.

Operator:	At this time, I would like to remind everyone if you would like to ask a question press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Brian Marshall with Molecular Farming Company.

Brian Marshall:	Hello, Ron. Hello, Kevin.

Kevin Ryan:	Hey Brian.

Brian Marshall:

Right.  As usual, I ask two or three questions whenever I’m on the line.  First of all, can I get an update on the other products that are going/that are in development – alpha-gal, aprotinin, interferon, the HPV vaccine; anything more that you can tell us about Schering’s vaccines or anything more that you can tell us about the biodefense GRAMMR program?

Dr. Daniel Tusé:

Okay, Brian, this is Daniel.  I’ll try to answer those.  Thanks for the questions.  I think Ron covered our progress with lysosomal acid lipase.  I think we’re very excited about that molecule.  We filed for Orphan Designation, as we announced on Monday; we announced the partnership with Bayer on Friday; and there’s some additional news that we plan on making public in the very near future.  I think that program has now picked up a lot of momentum and we’re going to make the best of it simply because that one - that very same molecule has multiple indications and we’ve only explore the surface.  I think there’s a lot more coming for that.

Regarding alpha-galactosidase, we are currently in the second-tier GLP toxicology studies.  These studies are rather extensive but necessary for assessing safety before any human clinical studies are contemplated.  These studies are currently being conducted by an external contractor and given their current schedules, the results of these current trials will become available by around the end of summer or early fall, but everything is on track so far.

For aprotinin, in the non-regulated or R&D markets the sales continue to increase through our distribution agreement with Sigma-Aldrich; but as I think you know, we have our eye on the more lucrative and larger pharma application for that product, to wit we are in discussion with now more than one organization about integrating our active ingredient into their products.

Currently, we’re in the process of clarifying the regulatory approval path for one or more pharmaceutical indications which of course impact the nature and extent and magnitude of any developmental program.  The regulatory framework as I think you know, Brian, from the FDA side for approving follow-on molecules such as aprotinin made by our technology is still in development so we have to be very careful in how we navigate through these discussions.  You really can’t rush them with the regulators and that therefore requires time but everything is progressing to our liking.

We have also identified an additional approved medical indication for aprotinin which it may not be as large of a market as the cavage or cardiovascular surgery market that we had been talking about in the past, but nevertheless, represent a much more near-term opportunity for LSBC and we are now beginning to explore that.  We hope to have additional news later on about that particular opportunity.

You asked about interferons.  I think Ron mentioned and you know we have a funded program with U.S. Department of Defense to apply our GRAMMR gene shuffling technology and we have been evolving Type 1 interferons for acute use, coming up with improved molecules that would warrant biodefense applications.

This is a program that is progressing very well in the sense that all the milestones of the program are being met exactly on schedule and it’s part of our collaboration with the folks at USAMRIID.  Now in parallel with that DOD program, much of the knowledge base on interferons have been applied internally to also develop proprietary new variants of interferon alphas including 2a and 2b.  These variant molecules can be readily manufactured through our GENEWARE technology and have equivalent or even improved efficacy profiles compared to the parental compositions.  Now, as far as that program is concerned which applies to not only antiviral therapies but also anti-proliferative or anti-cancer therapeutic, we’re in the process of securing IP as we speak so that we have that as a prelude to additional development opportunities that we will be pursuing in the relatively near future.

You’ve also asked about our HPV vaccine initiatives.  We have successfully manufactured candidate HPV vaccines using peptide antigens derived from a minor component of a wide range of HPVs, with the goal of developing a broadly acting/broadly protective vaccine which would be in contrast to the highly narrow-focus vaccines that are in development by other groups.

We have developed early but very convincing animal data using two accepted models of human disease and these results are being presented this week at the 22nd International Papillomavirus Conference in Vancouver, Canada.  This program is part of the effort here that is supported by a grant from the US Department of Commerce through the NIST Advanced Technology Program.

And finally, what I can say about the animal health area, we continue our collaboration with Schering-Plough Animal Health who is currently evaluating three jointly developed vaccines in animal studies.  Those animal trials are multi-month in duration and our expectations is about the fall or towards the end of this year.  We would have the results that would allow us to make decisions about going forward into additional product development towards commercializing at least one of these products.

So that, Brian, is in a nutshell the initiatives besides LAL that LSBC has been involved in.

Brian Marshall:	Right and I suppose it would be improper to ask since we’ve got feline parvovirus if some of the other programs would actually run to dogs and piglets.

Dr. Daniel Tusé:	We have efforts ongoing in companion animals as well as non-companion animals or larger market animals and I think I’ll leave it at that. But all categories are being addressed.

Brian Marshall:

Right.  If I can ask another question now from John, how much money, John, would it take to get a home brew version of the Predictive’s cancer test to the market and what sort of timeframe and, you know, would it be for the same sort of cancers that we currently know that you have tests for?

John Rakitan:

Well, thank you, Brian, for the question.  We’re, as you know, we are looking to go through a financing for PDI and anticipating that financing we think that that financing would be more than sufficient to commercialize the opportunity.

As to your question about pipeline and timeline, we’re very fortunate that we do have a pipeline of opportunity for commercialization and we’re in the process of finalizing that to arrive at a decision to select our first candidate product.  We expect that process to be completed as we complete our financing.  In the cancer area, of course, and as you know, we have done tests in the area including lung cancer and prostate and breast cancer.  We will be opportunistic in making a selection for the first test to go forward.  Without setting a definite timeline because it’s difficult in the sense that launching the test will be dependent on us beginning the appropriate initial testing here after the financing.

So, but I can tell you that it would be a short-term opportunity for launching a home brew test that you refer to and we think that since we have a fully operational lab and are capable of meeting the various licensure requirements that that is certainly something that can be accomplished.

Brian Marshall:

Right.  Can I ask you just again on Predictive because it’s something that shareholders are generally look at and some of them really don’t understand what exactly does Predictive’s technology do or in what way are we different from say Ciphergen and Correlogic and what makes us better?

John Rakitan:

Okay.  Well, I think the first point - you’ve raised some interesting facts and concerns, but it’s interesting to note that the company’s you’ve identified do find that this area, this space has interest and I think that is evidence of the fact that this particular area that we’re in has value.  From a diagnostic standpoint there’s one thing that really counts and that’s the results.  We use our proprietary technology to develop diagnostic tests with great accuracy and great reproducibility.  These are the key requirements if we’re going to have better patient outcome and significant reduction of healthcare costs through early diagnosis of serious disease.

Now the effectiveness of our technology has been demonstrated in a series of tests that were conducted through the FDA/NCI.  For instance, in breast cancer being one.  Other institutions - Duke University for lung cancer and the Rush University Medical Center - we’ve already mentioned in conjunction with PerkinElmer on Alzheimer’s.

Now, we’re able to find two biomarkers that distinguish among what one would find in a random selection of biomarkers.  Now, that’s the criticism that I think you were alluding to that has been levied against other companies, not PDI, but certainly that criticism can apply to any mass spectral workflow unless you have the proper informatic control, as we do.  So, when statistical methods are applied to our test, our results that we have demonstrated, are in fact we have valid biomarkers that are statistically significant and that’s the differential.

Brian Marshall:

Right.  I presume you’d be sort of alluding to - I mean earlier on this year and I suppose I can say it because I’m not directly involved with the company, but whenever you look at I think it was Keith Baggerly of the M.D. Anderson Cancer Center, the University of Texas that they criticized Ciphergen’s SELDI system results because they weren’t reproducible and reliable enough.  They didn’t allow enough for experimental bias I think was the way he put it.  So, that’s what you’re really saying, that we’ve got the better -- sorry -- is that what you’re saying or is that we have got a better system that doesn’t allow for that?

John Rakitan:

We believe our technology certainly meets the statistical issues that were raised by Dr. Baggerly.  His issues dealt with the fact - a couple of issues that dealt with bias on baseline and calibration of a mass spec and so on, other more technical areas, but the bottom line is we have results that definitely have correlatives, statically shown correlations to results and that’s really the key and that in essence is what his criticism was.  But that criticism can be leveled against any system unless it has the type of technology override that we have through our BAMF technology.

Brian Marshall:	Yeah, that’s really why whenever PerkinElmer are demonstrating the mass spec machine that they always bring you along to demonstrate the BAMF technology as well.

John Rakitan:	Well, that’s right and in fact, we’re very proud of the relationship with PerkinElmer. They could have worked with other companies and after their rather extensive due diligence, they selected us.

Brian Marshall:	Right. Thank you and I’ll let somebody else get a chance now. Thank you very much.

John Rakitan:	Thank you, Brian.

Operator:	Again, I would like to remind everyone, if you would like to ask a question, press star then the number 1 on your telephone keypad.

At this time there are no further questions. Mr. Artale, are there any closing remarks?

Ronald Artale:	I’ll introduce Kevin Ryan to make them.

Kevin Ryan:

Again, thank you very much for your attendance on the call.  With the signing of a relationship for human pharmaceuticals, I like to think that this is the first product off our three-year effort when we switch from platform to full product emphasis.

As you heard Daniel reply to Brian Marshall, we certainly have a plethora of opportunity within the technical side.  Our challenge is obviously to repeat the recent Bayer agreement and get commercialization of these opportunities.

You heard John on PDI, again to Brian’s question - be able to differentiate what makes us different in the sense of performance and reliability.  And the key fact that PerkinElmer, as John closed with, chose us as a partner should be very significant validation of our technology opportunity in that area.

We are breaking through into commercialization.  We have opportunities for agreements in the summer and further financing that we think moves us towards the stability platform that we’re going to need to capitalize on the opportunities that are before us.

Thank you very much for your interest in Large Scale and Predictive. We hope to hear from you on the next call.

Operator:	This concludes today’s Large Scale Biology Corporation first quarter 2005 earnings release conference call.

You may now disconnect.

Ronald Artale:	Thanks, Vonda.

END

In this transcript, any statements, which refer to expectations, projections or other characterizations of future events or circumstances, are forward-looking statements.  Forward-looking statements involve risks, uncertainties and situations that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by these statements, including our ability to obtain additional capital to fund our ongoing operations, our dependence upon and our ability to enter into and maintain successful relationships with collaboration partners, creation of demand for products incorporating or made using our technologies, our ability to improve and keep our technologies competitive, delays or issues which may arise in securing FDA approval for certain products we develop, the actual clinical efficacy of such products, our ability to manage costs in ways that preserve our product pipeline and technology base and the requirement for substantial funding to conduct research and development and to expand commercialization activities.  We cannot guarantee future results, levels of activity, performance or achievements.  You should not place undue reliance on these forward-looking statements, which apply only as of the date of this release. For a further list and description of such risks and uncertainties, see LSBC ‘s reports filed with the Securities and Exchange Commission, including Forms 10-K and 10-Q.  Except as required by law, we do not undertake to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.